                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              APACHE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 [APACHE LOGO]

                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 ------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF APACHE CORPORATION:

The 2001 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 3, 2001, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

     1. To elect four directors to serve until the Company's annual meeting in 2004 and one director to serve until the Company's annual meeting in 2003; and

     2. To transact any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company's common stock as of the close of business on March 14, 2001 are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

                                         By order of the Board of Directors

                                         APACHE CORPORATION

                                         /s/ C. L. PEPER
                                         C. L. PEPER
                                         Corporate Secretary

Houston, Texas
March 30, 2001

                       PROXY STATEMENT TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General.....................................................    1
Purpose of the Annual Meeting...............................    1
Who Can Vote................................................    1
How to Vote.................................................    2
Revoking a Proxy............................................    2
Quorum and Votes Needed.....................................    2
How the Votes are Counted...................................    2
Election of Directors (Proposal No. 1)......................    3
      Nominees for Election as Directors....................    4
      Continuing Directors..................................    5
      Standing Committees and Meetings of the Board of
       Directors............................................    7
      Report of the Audit Committee.........................    9
      Director Compensation.................................    9
      Securities Ownership and Principal Holders............   11
      Section 16(a) Beneficial Ownership Reporting
       Compliance...........................................   13
      Executive Officers of the Company.....................   14
      Summary Compensation Table............................   16
      Option/SAR Grants Table...............................   17
      Option/SAR Exercises and Year-End Value Table.........   19
      Long-Term Incentive Plans -- Awards in Last Fiscal
       Year.................................................   20
      The Management Development and Compensation Committee
       Report on Executive Compensation.....................   21
      Performance Graph.....................................   26
      Employment Contracts and Termination of Employment and
       Change-in-Control Arrangements.......................   27
      Compensation Committee Interlocks and Insider
       Participation........................................   28
      Certain Business Relationships and Transactions.......   28
Independent Public Accountants..............................   29
Stockholder Proposals.......................................   30
Solicitation of Proxies.....................................   30
Appendix A -- Audit Committee Charter.......................  A-1

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 30, 2001

                                PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2001 annual meeting of stockholders of Apache Corporation. In this proxy statement "Apache" and "the Company" both refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company's board of directors starting on or about March 30, 2001.

PURPOSE OF THE ANNUAL MEETING

At the Company's annual meeting, stockholders will vote on the election of directors as outlined in the accompanying notice of meeting, and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the election of directors.

WHO CAN VOTE

Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 14, 2001, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. As of March 14, 2001, there were 123,755,014 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

Apache currently has outstanding two series of preferred stock -- the 5.68% Cumulative Preferred Stock, Series B (the "Series B Preferred Stock") and the Automatically Convertible Equity Securities, Conversion Preferred Stock, Series C (the "Series C Preferred Stock"). Neither the holders of the depositary shares, each representing 1/10th of a share of Series B Preferred Stock, nor the holders of Apache's $2.015 depositary shares, each representing 1/50th of a share of Series C Preferred Stock, are entitled to any voting rights, except under certain circumstances relating to non-payment of dividends on the Series B Preferred Stock or the Series C Preferred Stock. As of the date of this proxy statement, all dividend payments on the Series B Preferred Stock and on the Series C Preferred Stock were current.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank or other nominee (in "street name"), you will receive instructions from them on how to vote your shares.

If you hold shares of Apache common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by:

     - marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

     - using the toll-free telephone number or Internet voting site listed on the enclosed proxy card. Specific directions for using the telephone and Internet voting systems are shown on the proxy card.

When using telephone or Internet voting, the systems verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL THE ENCLOSED PROXY CARD.

Whichever of these methods you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote, your shares will be voted FOR the election of the nominees for director. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Apache's corporate secretary. Your attendance at the annual meeting will not automatically revoke your proxy.

QUORUM AND VOTES NEEDED

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors.

HOW THE VOTES ARE COUNTED

Representatives of Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.) will tabulate the votes and act as inspectors of election. A properly signed proxy marked to "withhold" authority for the election of one or more directors will be counted for quorum purposes but not for voting purposes. If a broker indicates on a proxy that they do not have discretionary authority to vote certain shares of Apache common stock on a matter, those shares will not be considered present and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. The Company's certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Except as noted below and unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The present terms of directors Eugene C. Fiedorek, Mary Ralph Lowe, F. H. Merelli, Charles J. Pitman and Raymond Plank will expire at the 2001 annual meeting.

Mr. Fiedorek, Ms. Lowe, Mr. Merelli and Mr. Plank have been recommended by the Company's nominating committee and nominated by the board of directors for election by the stockholders to an additional three-year term. Mr. Pitman has been recommended by the Company's nominating committee and nominated by the board of directors for election by the stockholders to a two-year term.

If elected, Mr. Fiedorek, Ms. Lowe, Mr. Merelli and Mr. Plank will serve beginning upon election until the annual meeting of stockholders in 2004. In order to comply with the provisions of the Company's certificate of incorporation, requiring that approximately one-third of the directors be elected at each annual meeting, Mr. Pitman has been nominated for a term of two years. If elected, Mr. Pitman will serve beginning upon his election until the annual meeting of stockholders in 2003.

Joseph A. Rice, who has served as a director since 1989, retired from the Company's board of directors effective as of January 1, 2001. As a result of Mr. Rice's retirement, it is expected that the Company's board of directors will reduce the size of the board from 13 to 12 members.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than five nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

                       NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                                     DIRECTOR
                                                                       SINCE
  EUGENE C. FIEDOREK, 69, is a private investor. Formerly, he          1988
  was managing director of EnCap Investments L.C., a Dallas,
  Texas energy investment banking firm, from 1988 until March
  1999, when EnCap was acquired by El Paso Energy. Mr.
  Fiedorek was the managing director of the Energy Banking
  Group of First RepublicBank Corp. in Dallas, Texas from 1978 to 1988. Mr. Fiedorek is a member of the audit committee.

  MARY RALPH LOWE, 54, has been president and chief executive          1996
  officer of Maralo, LLC, (formerly Maralo, Inc.), a Houston,
  Texas independent oil and gas exploration and production
  company, and ranching operation, since 1988, and a member of its board of directors since 1975. Ms. Lowe is a member of the management development and compensation committee, the stock option plan committee and the nominating committee.

  F. H. MERELLI, 64, has been chairman of the board and chief          1997
  executive officer of Key Production Company, Inc., a Denver,
  Colorado independent oil and gas exploration and production company, since 1991 and served as Key's president from 1991 until September 1999. Formerly, he served as Apache's
  president and chief operating officer from 1988 to 1991.
  Prior to that, he was president of Terra Resources, Inc., a
  Tulsa, Oklahoma oil and gas company, from 1979 to 1988. Mr.
  Merelli is a member of the audit committee and the executive committee.

  CHARLES J. PITMAN, 58, joined the Company's board of                 2000
  directors in May 2000. He retired from BP Amoco plc in late
  1999, having served as regional president -- Middle
  East/Caspian/Egypt/India and business unit leader for new
  business development -- Middle East/Caspian since December
  1998. Prior to the merger of British Petroleum and Amoco
  Corporation, Mr. Pitman served as chairman and president of
  Amoco Eurasia Petroleum Company from 1997 to 1998, and was president of Amoco Egypt Oil Company from 1992 to 1996. He is the sole member of Shaker Mountain Energy Associates LLC, a consulting company formed in September 1999. Mr. Pitman is a member of the nominating committee.

  RAYMOND PLANK, 78, has been chairman of the Company's board          1954
  of directors since 1979, and chief executive officer of the
  Company since 1966, and served as the Company's president
  from 1954 to 1979. In May 2000, the Company's board of
  directors created the Office of the Chief Executive to which
  Mr. Plank and Mr. Farris were appointed. Mr. Plank is a
  member of the executive committee and the nominating
  committee.

                              CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2001 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

                                                                 DIRECTOR              TERM
                                                                   SINCE              EXPIRES
  FREDERICK M. BOHEN, 63, retired in September 1999 as             1981                2002
  executive vice president and chief operating officer of
  The Rockefeller University, having served in those
  capacities since 1990. He was senior vice president of
  Brown University from 1983 to 1990, and served as vice
  president of finance and operations at the University of
  Minnesota from 1981 to 1983. Mr. Bohen was with the U.S.
  Department of Health, Education and Welfare as assistant
  secretary for management and budget from 1977 to 1981.
  He is a director of American Council of Learned
  Societies, a member of its executive committee, and
  chairman of its finance committee. Mr. Bohen is chairman
  of the management development and compensation committee
  and chairman of the stock option plan committee.

  G. STEVEN FARRIS, 53, has been president and chief               1994                2002
  operating officer of the Company since May 1994. He was
  senior vice president of the Company from 1991 to 1994,
  and vice president  -- exploration and production from
  1988 to 1991. In May 2000, the Company's board of
  directors created the Office of the Chief Executive to
  which Mr. Farris and Mr. Raymond Plank were appointed.
  Prior to joining Apache, Mr. Farris was vice president
  of finance and acquisitions for Terra Resources, Inc., a
  Tulsa, Oklahoma oil and gas company, from 1983 to 1988.

  RANDOLPH M. FERLIC, 64, retired in December 1993 from            1986                2002
  his practice as a thoracic and cardiovascular surgeon.
  He is the founder of Surgical Services of the Great
  Plains, P.C., and served as its president from 1974 to
  1991. Dr. Ferlic was elected as a Regent of the
  University of Nebraska in November 2000. He is chairman
  of the audit committee and a member of the executive
  committee and the nominating committee.

                                                                 DIRECTOR              TERM
                                                                   SINCE              EXPIRES
  A. D. FRAZIER, JR., 56, became president and chief               1997                2002
  executive officer of The Chicago Stock Exchange as of
  March 15, 2001. Mr. Frazier had been a global partner of
  AMVESCAP PLC, a London-based independent global
  investment management firm and the parent company of
  INVESCO, Inc., from 1997 to March 2001, having served
  INVESCO as president and chief executive officer of its
  U.S. institutional business from 1997 to December 2000,
  and executive vice president from 1996 to 1997. He was
  chief operating officer of the Atlanta Olympic Games
  from 1991 to 1996, and served as executive vice
  president, North American Banking Group, of First
  Chicago Corporation and First National Bank of Chicago
  from 1985 to 1991. He is also a director of R. J.
  Reynolds Tobacco Holdings, Inc., Winston-Salem, North
  Carolina, Magellan Health Services, Inc., Atlanta,
  Georgia, and Rock-Tenn Company, a Norcross, Georgia
  manufacturer of packaging and paperboard products. Mr.
  Frazier is a member of the management development and
  compensation committee and the stock option plan
  committee.

  JOHN A. KOCUR, 73, is engaged in the private practice of         1977                2002
  law. He served as vice chairman of the Company's board
  of directors from 1988 to 1991. Mr. Kocur was employed
  by the Company from 1969 until his retirement in 1991,
  and served as the Company's president from 1979 to 1988.
  He is chairman of the executive committee, chairman of
  the nominating committee, and a member of the management
  development and compensation committee.

  GEORGE D. LAWRENCE JR., 50, is a private investor, and           1996                2003
  joined the Company's board of directors in May 1996.
  Formerly, he was president, chief executive officer and
  a director of The Phoenix Resource Companies, Inc. from
  1990 until May 1996, when Phoenix became a wholly-owned
  subsidiary of Apache. Mr. Lawrence is a member of the
  executive committee and the management development and
  compensation committee.

  RODMAN D. PATTON, 57, joined the Company's board of              1999                2003
  directors in December 1999. Mr. Patton has nearly 30
  years experience in oil and gas investment banking and
  corporate finance activity, most recently serving as
  managing director of the Merrill Lynch Energy Group from
  1993 until April 1999. Previously, he was with First
  Boston and Eastman Dillon, Union Securities (later Blyth
  Eastman Dillon). Mr. Patton is a member of the audit
  committee.

                        STANDING COMMITTEES AND MEETINGS
                           OF THE BOARD OF DIRECTORS

The board of directors has an audit committee, a management development and compensation ("MD&C") committee, a stock option plan committee, an executive committee, and a nominating committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2000, each of the Company's directors attended at least 80 percent of all meetings of the board of directors and of all committees of which they were members; except Stanley K. Hathaway, who attended 50 percent, prior to his retirement in May 2000.

------------------------------------------------------------------------------------------------------------------
                                              2000 MEMBERSHIP ROSTER
------------------------------------------------------------------------------------------------------------------
 NAME                              BOARD      AUDIT      MD&C       STOCK OPTION     EXECUTIVE      NOMINATING
------------------------------------------------------------------------------------------------------------------
 Frederick M. Bohen                  X                    X*             X*
------------------------------------------------------------------------------------------------------------------
 G. Steven Farris                    X
------------------------------------------------------------------------------------------------------------------
 Randolph M. Ferlic                  X         X**                                       X               X
------------------------------------------------------------------------------------------------------------------
 Eugene C. Fiedorek                  X          X
------------------------------------------------------------------------------------------------------------------
 A. D. Frazier, Jr.                  X                     X             X
------------------------------------------------------------------------------------------------------------------
 Stanley K. Hathaway                X+         X*+
------------------------------------------------------------------------------------------------------------------
 John A. Kocur                       X                     X                            X*              X*
------------------------------------------------------------------------------------------------------------------
 George D. Lawrence Jr.              X                     X                             X
------------------------------------------------------------------------------------------------------------------
 Mary Ralph Lowe                     X         X++        X++           X++                              X
------------------------------------------------------------------------------------------------------------------
 F. H. Merelli                       X                                                   X
------------------------------------------------------------------------------------------------------------------
 Rodman D. Patton                    X          X
------------------------------------------------------------------------------------------------------------------
 Charles J. Pitman                   X                                                                   X
------------------------------------------------------------------------------------------------------------------
 Raymond Plank                      X*                                                   X               X
------------------------------------------------------------------------------------------------------------------
 Joseph A. Rice                      X                     X             X
------------------------------------------------------------------------------------------------------------------
 No. of Meetings in 2000             5          8          5             6               0               1
------------------------------------------------------------------------------------------------------------------

*   Chairperson

**  Became chairman after Mr. Hathaway's retirement.

+ Mr. Hathaway retired as a member of the board and chairman of the audit committee on May 4, 2000

++ Ms. Lowe was a member of the audit committee until May 4, 2000, at which time she was appointed a member of the MD&C and stock option plan committees.

The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge.

During 2000, the board of directors reviewed the composition of the audit committee pursuant to new rules governing audit committees adopted by The New York Stock Exchange, Inc. (the "NYSE"). Based on this review, the board of directors confirmed that all members of the audit committee are "independent" under the NYSE's new rules. Also during 2000, the audit committee adopted a charter, which was approved by the board of directors on May 4, 2000. A copy of the audit committee charter, which reflects the NYSE's new rules and new regulations of the Securities and Exchange Commission (the "SEC"), is attached to this proxy statement as Appendix A.

The management development and compensation committee reviews the Company's management resources and structure, and administers the Company's compensation programs and retirement, stock purchase and similar plans. The duties of the stock option plan committee include the award and administration of option grants under the Company's stock option plans, of stock unit grants under the deferred delivery plan, and of conditional grants under the 2000 Share Appreciation Plan.

The executive committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the executive committee may be vested with specific power and authority by resolution of the board of directors.

The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting, and proposing qualified candidates to fill vacancies on the board of directors without regard to race, sex, age, religion or physical disability.

Stockholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to Apache's corporate secretary. In order to be considered, recommendations must be received by the deadline for submitting stockholder proposals set forth under the heading "Stockholder Proposals."

                         REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Apache Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

We have received Arthur Andersen LLP's letter and discussed with them the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures from Arthur Andersen LLP required by Independence Standards No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the Company's independent auditors their independence.

Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

March 19, 2001                           Members of the Audit Committee

                                         Randolph M. Ferlic, Chairman
                                         Eugene C. Fiedorek
                                         F. H. Merelli
                                         Rodman D. Patton


                             DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. During 2000, non-employee directors received an annual retainer of $30,000, of which $10,000 value was paid in the form of shares of Apache common stock; plus $1,000 for each board of directors or committee meeting attended, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairman of each committee receives $4,000 annually for chairing their respective committees.

Under the terms of the Company's non-employee directors' compensation plan, as amended in 1998, non-employee directors can elect to defer receipt of all or any portion of their retainers or meeting attendance fees and, subject to certain parameters, can defer those amounts in the form of cash or in the form of shares of Apache common stock. Amounts deferred in the form of cash accrue interest equal to the Company's rate of return on its short-term marketable securities; amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of common stock, as applicable, upon the non-employee director's retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. Three non-employee directors deferred all or a portion of their fees during 2000.

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. Benefits were paid under this plan to, or on behalf of, four former directors who retired from the Company's board of directors during 1997, 1998 and 2000.

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of the Company's common stock every five years, beginning July 1, 1994. The shares vest at a rate of 200 shares of common stock annually, with unvested shares forfeited at the time the non-employee director ceases to be a member of the board. The plan was amended effective as of May 1, 2000, so that the unvested portion of any award is automatically vested upon retirement or death while still serving as a member of the board; provided that the non-employee director (a) is at least 60 years old and has completed at least ten years of service at the time of retirement, or (b) has completed at least ten years of service at the time of death. Awards are made from shares of common stock held in the Company's treasury, and are automatic and non-discretionary. New non-employee directors will receive awards of 1,000 shares of common stock on the July 1 next succeeding their election to the board. All shares of common stock awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares of common stock that may be awarded during the term of the plan. As of July 1, 2000, an award of 1,000 shares of common stock was made to each of four non-employee directors.

                   SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 28, 2001, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the Securities and Exchange Commission (the "SEC") and upon information provided to the Company.

----------------------------------------------------------------------------------------------------------------
                                                                                AMOUNT AND          PERCENT OF
                                                                           NATURE OF BENEFICIAL        CLASS
     TITLE OF CLASS                 NAME OF BENEFICIAL OWNER                   OWNERSHIP(1)         OUTSTANDING
----------------------------------------------------------------------------------------------------------------
 Common Stock,
par value $1.25           Frederick M. Bohen                                    8,511(2)(3)           *
                          --------------------------------------------------------------------------------------
                          G. Steven Farris                                    274,302(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          Randolph M. Ferlic                                  209,618(2)(7)           *
                          --------------------------------------------------------------------------------------
                          Eugene C. Fiedorek                                   19,918(2)              *
                          --------------------------------------------------------------------------------------
                          A. D. Frazier, Jr.                                    3,409(2)              *
                          --------------------------------------------------------------------------------------
                          John A. Kocur                                        27,048(2)              *
                          --------------------------------------------------------------------------------------
                          George D. Lawrence Jr.                               22,773(2)(3)(8)        *
                          --------------------------------------------------------------------------------------
                          Mary Ralph Lowe                                      30,818(2)              *
                          --------------------------------------------------------------------------------------
                          F. H. Merelli                                         8,738(2)(3)(6)        *
                          --------------------------------------------------------------------------------------
                          Rodman D. Patton                                      6,178(2)              *
                          --------------------------------------------------------------------------------------
                          Charles J. Pitman                                     2,104(2)              *
                          --------------------------------------------------------------------------------------
                          Raymond Plank                                       406,050(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          Roger B. Plank                                      192,391(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          Lisa A. Stewart                                      92,087(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          H. Craig Clark                                       43,805(4)(5)(6)        *
                          --------------------------------------------------------------------------------------
                          All directors, nominees, and executive
                          officers as a group (including the above named
                          persons)                                          1,541,546(4)(5)(6)         1.25
----------------------------------------------------------------------------------------------------------------

 *  Represents less than one percent of outstanding shares of common stock.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes restricted common shares awarded under the Company's equity compensation plan for non-employee directors.

(3) Includes the following common share equivalents related to retainer fees deferred under the Company's non-employee directors' compensation plan: Mr. Bohen -- 3,151; Mr. Lawrence -- 786; and Mr. Merelli -- 786.

(4) Includes the following common stock equivalents held through the Company's Deferred Delivery Plan: Mr. Farris -- 3,430; Mr. Raymond Plank -- 16,374; Mr. Roger Plank -- 10,847; Ms. Stewart -- 1,550; Mr. Clark -- 1,270; and all directors and executive officers as a group -- 53,612.

(5) Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris -- 89,024; Mr. Raymond Plank -- 203,750; Mr. Roger Plank -- 103,487; Ms. Stewart -- 68,125; Mr. Clark -- 39,974; and all directors and executive officers as a group -- 648,470.

                                         (footnotes continued on following page)

(6) Includes units held by the trustee of the Company's 401(k) Savings Plan and related Non-Qualified Retirement/ Savings Plan equivalent to the following common shares: Mr. Farris -- 25,951; Mr. Merelli -- 6,830; Mr. Raymond Plank -- 1,853; Mr. Roger Plank -- 18,573; Ms. Stewart -- 14,621; Mr.
    Clark -- 2,561; and all directors and executive officers as a group
     -- 90,716.

(7) Includes 5,000 common shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,000 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 5,700 common shares held by Dr. Ferlic's daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(8) Includes 18,750 common shares issuable upon the exercise of outstanding stock options which are fully exercisable. See "Certain Business Relationships and Transactions".

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL     PERCENT OF CLASS
 TITLE OF CLASS                      NAME OF BENEFICIAL OWNER           OWNERSHIP(2)        OUTSTANDING
---------------                      ------------------------         -----------------   ----------------
 $2.015
 Depositary Shares(1)          G. Steven Farris                             1,610                  *
                               Randolph M. Ferlic                           4,220(3)               *
                               Eugene C. Fiedorek                           3,185                  *
                               Mary Ralph Lowe                              3,000                  *
                               Raymond Plank                                7,025                  *
                               All directors, nominees and executive
                               officers as a group (including the
                               above named persons)                        19,040                  *

 *  Represents less than one percent of outstanding depositary shares.

(1) Each depositary share represents 1/50th of a share of Series C Preferred Stock.

(2) All ownership is sole and direct unless otherwise noted. Inclusion of any depositary shares not owned directly shall not be construed as an admission of beneficial ownership.

(3) Includes a total of 2,480 depositary shares held by Dr. Ferlic's daughters and son, as to which he disclaims beneficial ownership. Also includes 130 depositary shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust.

The following table sets forth the only persons known to the Company, as of February 28, 2001, to be the owners of more than five percent of outstanding shares of the Company's common stock, according to reports filed with the SEC:

                                                                       AMOUNT AND NATURE
                                                                         OF BENEFICIAL     PERCENT OF CLASS
 TITLE OF CLASS                NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP         OUTSTANDING
---------------                ------------------------------------    -----------------   ----------------
 Common Stock,                FMR Corp.                                 9,094,939(1)(2)          7.35
 par value $1.25             82 Devonshire St.
                             Boston, Massachusetts 02109

(1) Per Schedule 13G filed with the SEC, dated February 14, 2001.

(2) Does not include 928,382 shares held by Fidelity Management Trust Company ("FMTC") as trustee of the Company's 401(k) Savings Plan. FMTC is a wholly-owned subsidiary of FMR Corp.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings and transactions in the Company's securities. To the Company's knowledge, based on information furnished to it and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2000, it appears that Dr. Ferlic, a director of the Company, filed a late report, relating to purchases of a total of 400 shares of the Company's common stock made by his daughters and son. Dr. Ferlic disclaims beneficial ownership of the shares held by his daughters, son and grandchildren. Mr. Frazier, a director of the Company, also filed one late report relating to a small purchase of shares of the Company's common stock made with an additional cash investment through the Company's dividend reinvestment plan.

                       EXECUTIVE OFFICERS OF THE COMPANY

Biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the caption "Continuing Directors."

---------------------------------------------------------
   MICHAEL S. BAHORICH, 44, was appointed executive vice
   president -- exploration and production technology in May
   2000, having been the Company's vice
   president -- exploration and production technology since
   January 1999, vice president -- exploration technology
   since December 1997 and the Company's chief geophysicist
   since 1996. From 1981 until he joined the Company, Mr.
   Bahorich held positions of increasing responsibility at
   Amoco Corporation in Denver, Colorado and Tulsa,
   Oklahoma, most recently as a resource manager for Amoco's
   mid-continent business unit.

   JEFFREY M. BENDER, 49, was appointed vice president -- human resources in September 2000. Prior to joining the Company, he served as vice president of human resources for Vastar Resources, Inc., Houston, Texas, since June 1994, having helped manage its transition from an operating division of Atlantic Richfield Company
   (ARCO) to an independent organization following Vastar's initial public offering in mid 1994. Previously, Mr.
   Bender held positions of increasing responsibility with ARCO since 1975.

   H. CRAIG CLARK, 44, was appointed executive vice president -- U.S. operations in May 2000. Prior to that he was vice president of the Company's southern region exploration and production and North America gas marketing since July 1998, having been on assignment serving as chairman and chief executive officer of Producers Energy Marketing LLC ("ProEnergy"), the
   Company's joint-venture natural gas marketing affiliate, from October 1997 through June 1998, when ProEnergy was sold to Cinergy Corporation. Mr. Clark became a vice president of the Company in 1994, with responsibility for North American production from 1994 to 1996, and for North American exploration and production from May 1996 through September 1997.

   JOHN A. CRUM, 48, was appointed executive vice president -- Eurasia and new ventures in May 2000, having served as the Company's regional vice president in Australia since 1995. Mr. Crum served as a director of the Australian Petroleum Production and Exploration
   Association, the primary upstream oil and gas lobbying and public relations organization in Australia, from September 1995 until July 2000.

   MATTHEW W. DUNDREA, 47, was appointed vice president and treasurer in July 1997, having been the Company's treasurer since March 1996 and assistant treasurer since
   1994. Prior to that, he was with Union Texas Petroleum
   Holding, Inc., Houston, Texas, serving as assistant treasurer from 1991 to 1994, manager -- cash management from 1986 to 1991, and manager -- economic analysis from 1984 to 1986.

   ROBERT J. DYE, 45, was appointed vice
   president -- investor relations in May 1997, having been director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Formerly, he was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to
   1992.

---------------------------------------------------------
   ERIC L. HARRY, 42, was appointed vice president and
   associate general counsel in February 2001, having been
   assistant general counsel since 1995. From 1985 until
   joining the Company in 1994, he was an associate and
   partner in the corporate and securities section of the
   law firm of Chamberlain, Hrdlicka, White, Williams and
   Martin in Houston, Texas.

   ZURAB S. KOBIASHVILI, 58, was appointed senior vice president and general counsel in February 2001, having been vice president and general counsel of the Company since 1994. From 1991 to 1994, he was with Falcon
   Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel for Conquest Exploration Company, Houston, Texas, from 1984 to 1991.

   ANTHONY R. LENTINI, JR., 51, has been vice president -- public and international affairs since
   January 1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy &
   Development Corp., The Woodlands, Texas, from 1988 through 1994.

   THOMAS L. MITCHELL, 40, was appointed vice president and controller in July 1997, having been the Company's controller and chief accounting officer since February
   1996. He held various positions in the Company's natural gas marketing operation from 1990 through 1995, and served as accounting manager for the Company's Gulf Coast operations from 1989 to 1990. Prior to joining the Company, Mr. Mitchell was a manager with Arthur Andersen
   & Co., an independent public accounting firm, from 1982 through 1988.

   CHERI L. PEPER, 47, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation
   (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

   ROGER B. PLANK, 44, was appointed executive vice president and chief financial officer in May 2000, having been vice president and chief financial officer since
   July 1997. Previously, he was vice president -- planning and corporate development since March 1996 and vice president -- corporate planning since 1994. Mr. Plank was the Company's vice president -- external affairs from 1993 to 1994, and vice president -- corporate communications from 1987 to 1993. In June 2000, he was elected as president of Texas Independent Producers and Royalty Owers Association (TIPRO), a large independent trade association. The Company's chairman and chief executive officer is Mr. Plank's father.

   LISA A. STEWART, formerly Lisa A. Floyd, 43, was appointed executive vice president -- business development and E&P services in May 2000, having been vice president -- business development and E&P services since December 1998, vice president -- business development since September 1997, and vice president -- technical services since January 1995.
   Previously, Ms. Stewart held positions of increasing responsibility in the reservoir engineering area since joining the Company in 1984.

                           SUMMARY COMPENSATION TABLE

The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with SEC rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer and the four other most highly compensated executive officers who were serving as executive officers of the Company at year-end 2000.

---------------------------------------------------------------------------------------------------------------------------------
                                                       ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                ----------------------------------             AWARDS
                                                                         OTHER     -------------------------------
                                                                        ANNUAL      RESTRICTED      SECURITIES       ALL OTHER
                                                  SALARY     BONUS      COMPEN-        STOCK        UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR     ($)      ($)(1)     SATION($)     AWARDS($)    OPTIONS/SARS(#)       ($)
---------------------------------------------------------------------------------------------------------------------------------
 Raymond Plank*                           2000   750,000    650,000          0               0        23,000(2)     83,142(3)
   Chairman of the Board and              1999   743,750    550,000          0               0        50,000(2)     97,050(3)
   Chief Executive Officer                1998   750,000     65,000          0               0        42,700(2)    134,988(3)
---------------------------------------------------------------------------------------------------------------------------------
 G. Steven Farris*                        2000   650,000    650,000     14,853(5)   492,488(6)        19,900(2)    139,973(3)(4)
   President and Chief Operating Officer  1999   555,001    550,000      8,005(5)   168,758(6)        50,000(2)     92,377(3)(4)
                                          1998   529,178     60,000      6,855(5)            0        35,600(2)    109,406(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 Roger B. Plank                           2000   313,750    210,000      2,272(5)            0        30,000(2)     60,503(3)(4)
   Executive Vice President and           1999   265,000    196,300      1,389(5)            0        15,950(2)     43,276(3)(4)
   Chief Financial Officer                1998   254,383     80,400      1,500(5)            0        21,300(2)     48,316(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 Lisa A. Stewart                          2000   291,250    210,000      2,311(5)            0        30,000(2)     56,652(3)(4)
   Executive Vice President -- Business   1999   241,250    180,900        989(5)            0        10,600(2)     38,496(3)(4)
   Development and E&P Services           1998   214,670     72,300      1,054(5)            0        13,200(2)     40,284(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 H. Craig Clark                           2000   256,250    175,000      2,696(5)            0        30,000(2)     49,634(3)(4)
   Executive Vice President --            1999   215,000    147,800      1,166(5)            0         9,700(2)     33,393(3)(4)
   U.S. Operations                        1998   215,000    115,000        896(5)            0        13,800(2)     40,786(3)(4)
---------------------------------------------------------------------------------------------------------------------------------

 *  Member of the Office of the Chief Executive.

(1) Includes amounts awarded under the Company's incentive compensation plans for performance in the year indicated.

(2) Shares of the Company's common stock subject to options awarded during 2000, 1999 and 1998. These stock options were granted on May 3, 2000, September 22, 1999, May 5, 1999, September 17, 1998 and April 29, 1998 under the terms of the 1995 Stock Option Plan, 1998 Stock Option Plan or the 2000 Stock Option Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options previously granted to any of the named executive officers.

(3) Includes Company contributions under the Company's 401(k) Savings Plan, the Company's Money Purchase Retirement Plan, and related Non-Qualified Retirement/Savings Plan for 2000, 1999 and 1998, respectively, in the following amounts: Mr. Raymond Plank -- $83,142, $97,050 and $134,988; Mr. Farris -- $118,644, $73,200 and $92,985; Mr. Roger Plank -- $57,240, $39,948
    and $44,722; Ms. Stewart -- $53,334, $36,126 and $37,760; and Mr.
    Clark -- $45,762, $30,600 and $38,640.

(4) Includes premium for executive life insurance benefits for 2000, 1999 and 1998, respectively, in the following amounts: Mr. Farris -- $21,329, $19,177 and $16,421; Mr. Roger Plank -- $3,263, $3,328 and $3,594; Ms.
    Stewart -- $3,318, $2,370 and $2,524; and Mr. Clark -- $3,872, $2,793 and
    $2,146.

(5) Amounts reimbursed for the payment of taxes relating to executive life insurance benefits.

                                         (footnotes continued on following page)

(6) On December 17, 1998, the Company's board of directors granted a conditional stock award to Mr. Farris for a total of 100,000 shares of the Company's common stock. The award is composed of five periodic installments, commencing on January 1st of each of the next five years, and vesting on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances). To receive each installment, which is payable 40 percent in cash and 60 percent in stock, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates. For December 31, 1999, the last business day preceding the January 1, 2000 commencement date, the per share closing price of the Company's common stock for was $36.9375; for December 31, 1998, the last business day preceding January 1, 1999, the per share closing price was $25.3125. Mr. Farris has all voting, dividend and liquidation rights for each installment of shares as of the applicable commencement date listed below:

    6,667 shares commencing January 1, 1999, vesting January 1, 2004 13,333 shares commencing January 1, 2000, vesting January 1, 2005 20,000 shares commencing January 1, 2001, vesting January 1, 2006 26,667 shares commencing January 1, 2002, vesting January 1, 2007 33,333 shares commencing January 1, 2003, vesting January 1, 2008

                            OPTION/SAR GRANTS TABLE

The table below provides supplemental information relating to the Company's grants of options during 2000 to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. There were no stock appreciation rights ("SARs") granted during the last fiscal year. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                             INDIVIDUAL GRANTS
                                NUMBERS OF
                                SECURITIES        PERCENT OF TOTAL
                                UNDERLYING        OPTIONS/SARS
                               OPTIONS/SARS        GRANTED TO         EXERCISE OR                              GRANT DATE
                                  GRANTED         EMPLOYEES IN         BASE PRICE           EXPIRATION        PRESENT VALUE
 NAME                            (#)(1)(2)        FISCAL YEAR          ($/SH)(4)               DATE              ($)(5)
 Raymond Plank                    23,000(3)/0           2.60/0              49.125            05/03/2010            474,375
 G. Steven Farris                 19,900(3)/0           2.25/0              49.125            05/03/2010            410,438
 Roger B. Plank                      21,200/0           2.40/0              49.125            05/03/2010            437,250
                                   8,800(3)/0           1.00/0              49.125            05/03/2010            181,500
 Lisa A. Stewart                     22,000/0           2.49/0              49.125            05/03/2010            453,750
                                   8,000(3)/0           0.91/0              49.125            05/03/2010            165,000
 H. Craig Clark                      23,100/0           2.62/0              49.125            05/03/2010            476,438
                                   6,900(3)/0           0.78/0              49.125            05/03/2010            142,312

                                                                                              (footnotes on following page)

(1) This column sets forth the number of shares of the Company's common stock subject to options granted on May 3, 2000 under the terms of the 2000 Stock Option Plan. The Company's board of directors adopted the 2000 Stock Option Plan on February 10, 2000, and authorized 1,000,000 shares of the Company's common stock held in its treasury for use under the 2000 Stock Option Plan. The options granted under the terms of the 2000 Stock Option Plan are generally nontransferable and, except as noted below, become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company's common stock.

    Options granted under the 2000 Stock Option Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, the stock option plan committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any participant in an amount necessary to pay the exercise price of all or any portion of the options then held by the participant; pay cash to any or all participants (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations; or make any other adjustments or amendments to the outstanding options.

    A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company's outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company's voting securities, the Company's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

(2) There were no SARs granted during 2000. There were no adjustments or amendments during 2000 to the exercise price of stock options previously granted to any of the named executive officers. The 2000 Stock Option Plan does not contain provisions allowing for the repricing of outstanding stock options.

(3) These option grants become exercisable ratably over two years and include "reload" provisions as described below. For each of the named executive officers, such reload provisions were not triggered during 2000.

    The Company's stock option plans, including the 2000 Stock Option Plan, are administered by the Stock Option Plan Committee (the "Committee") of Apache's board of directors. The 2000 Stock Option Plan contains reload provisions not included in the Company's other stock option plans. At the discretion of the Committee, options granted under the 2000 Stock Option Plan may or may not include such reload provisions. If included at the time of an option grant, these provisions allow for the automatic grant of a reload stock option, provided that certain requirements are satisfied. Any such reload stock option grant (i) would be made in connection with the exercise of an option where already-owned shares and/or share equivalents are used to cover all or part of the exercise price and/or tax withholding, and (ii) would be for a number of shares of the Company's common stock equal to the number of already-owned shares and/or share equivalents used for this purpose.

(4) The exercise price is the closing price per share of the Company's common stock on the date of grant, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System.

(5) The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 3, 2000: volatility -- 37.37 percent; risk free rate of return -- 6.77 percent; dividend yield -- 0.57 percent; and expected option life -- five years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options held at year end. Year-end values are based arbitrarily on the closing price of the Company's common stock for December 31, 2000, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options, and should not be considered indicative of future stock performance.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                          NUMBER OF SECURITIES UNDERLYING                  IN-THE-MONEY
                        SHARES                              UNEXERCISED OPTIONS/SARS AT                    OPTIONS/SARS
                      ACQUIRED ON         VALUE                     FY-END(#)(3)                        AT FY-END($)(3)(4)
                       EXERCISE          REALIZED         -------------------------------        ---------------------------------
        NAME            (#)(1)            ($)(2)          EXERCISABLE       UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
 Raymond Plank             20,000           766,250           193,075              82,525          7,456,792            2,561,633
 G. Steven Farris               0                 0            80,124              74,375          2,799,634            2,312,280
 Roger B. Plank            16,000           756,960            99,937              58,413          4,048,732            1,662,756
 Lisa A. Stewart                0                 0            65,925              49,075          2,502,722            1,330,347
 H. Craig Clark             8,600           193,231            37,674              44,226          1,423,668            1,154,935

(1) Number of shares with respect to which stock options were exercised during 2000.

(2) Fair market value on date of exercise minus the exercise price of stock options.

(3) There were no SARs settled or outstanding at any time during the last fiscal year for any of the named executive officers.

(4) Based on the closing price of $70.0625 per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 29, 2000.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The table below provides information relating to conditional grants made during the last fiscal year under the terms of the Company's 2000 Share Appreciation Plan.

                                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                                        NON-STOCK PRICE-BASED PLANS
                                    NUMBER OF          PERFORMANCE OR        ------------------------------------------------
                                SHARES, UNITS OR        OTHER PERIOD           $100(3)            $120(4)            $180(5)
                                OTHER RIGHTS (#)      UNTIL MATURATION       (THRESHOLD)          (TARGET)          (MAXIMUM)
NAME                                 (1)(2)               OR PAYOUT             (#SHS)             (#SHS)             (#SHS)
---------------------------------------------------------------------------------------------------------------------------------
 Raymond Plank                       34,583                (1)(2)               7,500              26,250             34,583
---------------------------------------------------------------------------------------------------------------------------------
 G. Steven Farris                    29,972                (1)(2)               6,500              22,750             29,972
---------------------------------------------------------------------------------------------------------------------------------
 Roger B. Plank                      15,447                (1)(2)               3,350              11,725             15,447
---------------------------------------------------------------------------------------------------------------------------------
 Lisa A. Stewart                     14,294                (1)(2)               3,100              10,850             14,294
---------------------------------------------------------------------------------------------------------------------------------
 H. Craig Clark                      12,681                (1)(2)               2,750               9,625             12,681
---------------------------------------------------------------------------------------------------------------------------------

(1) Conditional grants were made on December 19, 2000 under the terms of the 2000 Share Appreciation Plan (the "Share Plan") to substantially all of the Company's full-time employees, including the Company's executive officers. Benefits will become payable pursuant to these grants only if, before January 1, 2005, (i) the Company's common stock attains price thresholds based on $100, $120 and $180 per share, respectively and/or (ii) the Company attains the Independent Production Goal described below (the "Production Goal"). Each payment of benefits is further subject to the condition that the participant has remained continuously employed full-time with the Company from the original date of grant through one or more of three vesting dates: the date of attainment of the relevant price threshold and/or the Production Goal, and the dates 12 months and 24 months following such date. One-third of the benefits is payable within 30 days of each of the three vesting dates. At the discretion of the Stock Option Plan Committee (the "Committee"), each payment is made in a proportion of cash and shares of the Company's common stock determined by the Committee, such that the cash portion is sufficient to cover required tax withholding.

    The Company's board of directors adopted the Share Plan on October 12, 2000, and authorized 3,500,000 shares of the Company's common stock for use under the terms of the Share Plan. The Share Plan is administered by the Committee, which is composed of outside, non-employee directors. Conditional grants made under the Share Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

(2) The Share Plan includes a separate Production Goal which is not dependent upon the share price thresholds referenced above. Attainment of the Production Goal will occur if and when the Company's average daily production equals or exceeds 1.54 barrels of oil equivalent per outstanding share of the Company's common stock for any fiscal quarter ending on or before December 31, 2004. Such level of production is approximately twice the Company's level of production at the time the Share Plan was adopted.

    Benefits payable in connection with the Production Goal will be a number of shares of the Company's common stock to be calculated upon attainment. For the executive officers named above, such number of shares will equal (a) 1 1/2 times the participant's annual base salary (at the time of attainment) divided by (b) the average daily per share closing price of the Company's common stock for the fiscal quarter during which the Production Goal is attained.

(3) These share amounts are inclusive of the benefits payable upon attainment of the $100-per-share price threshold prior to January 1, 2005. For the $100-per-share price threshold, the number of shares was determined by multiplying the named executive officer's base salary by one, and dividing the product by $100.

(4) These share amounts are inclusive of the benefits payable upon attainment of the $100-per-share and $120-per-share price thresholds prior to January 1, 2005. For the $120-per-share price threshold, the number of shares was determined by multiplying the named executive officer's base salary by three, and dividing the product by $120.

(5) These share amounts are inclusive of the benefits payable upon attainment of the $100-per-share, $120-per-share and $180-per-share price thresholds prior to January 1, 2005. For the $180-per-share price threshold, the number of shares was determined by multiplying the named executive officer's base salary by two, and dividing the product by $180.

             THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

This report is issued by the management development and compensation committee of the board of directors to set out the executive compensation policies and programs of the Company.

The objective of the Company's executive compensation program is to attract and retain executives capable of leading the Company in a complex, competitive and changing industry. A capable, highly-motivated senior management is an integral part of the Company's continued success. The Company's financial performance is in large part due to the talent and efforts of the Company's executive officers. The program ties a significant portion of executive compensation to the Company's success and is primarily comprised of a base salary, an incentive bonus, and a long-term incentive component.

BASE SALARY

The committee believes that the most effective way to compete in the executive labor market is to offer executives a competitive base salary. To achieve this balance, the committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions to establish a logical relationship among them. Third, the committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data about the identified companies from independent compensation resources. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys to establish relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall at or above the median of executive salaries paid by comparable companies, and for 2000 they generally correspond to that practice. The committee sets each executive's salary taking into account the individual's contribution to the Company's success, how well the individual's responsibilities are fulfilled, the individual's specific performance, growth in qualifications for the individual's job, and other relevant aspects of performance.

Base salaries of all executives are generally reviewed every 12 to 24 months. Salary adjustments are made within updated, market-confirmed salary ranges according to the committee's assessment of the executive's individual performance and the performance of the Company as a whole. However, changes in the circumstances of a particular executive can prompt an interim compensation adjustment. The committee retained the services of an outside compensation consultant, who was proposed by management and approved by the committee, to review the base salaries of the Company's executives and confirm that the salaries are competitive with those of comparable companies. The review included comparative data from part, but not all, of the companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below. The exclusion from the review of some of the companies in the Index was due to their integrated operations or operations in diversified industries.

Based on the factors discussed above, plus additional compensation data available to the Company from other sources, ten of the Company's officers received increases in compensation during 2000 to reflect market changes and increased responsibilities, including four of the executives named in the Summary Compensation Table.

INCENTIVE BONUS

Executives, other than the Company's chief executive officer ("CEO") and the Company's president (separate plan described below), are eligible to receive an incentive bonus tied directly to the Company's achievement of specified financial, operational and strategic objectives and the executive's achievement of personal objectives. In the early months of the year, the committee establishes a listing of corporate objectives based on those submitted by senior management. The objectives are approved by both the committee and the full board of directors and, in 2000, 75 percent of each executive's bonus depended upon the Company's achievement of these specified objectives. Additionally, each executive officer submits to his or her superior for approval personal goals relating to financial strategies, operational improvements, program or project enhancements, or other objectively determinable criteria. The achievement of personal goals accounts for the remaining 25 percent of the executive's eligible bonus. This incentive compensation plan effectively correlates a large portion of executive compensation to predetermined corporate objectives and other objectively determinable goals, all designed to translate into value for the Company's stockholders. Committee policy provides for bonuses to be targeted at 50 percent of each executive's base salary and to exceed 50 percent if the Company's performance warrants.

Executive bonuses paid in 2001 were based on management's achievement during 2000 of specific corporate objectives established by the committee (a) to substantially grow the Company in the aggregate, (b) to attain substantial increases in reserves and production growth while maintaining an acceptable ratio of debt to capitalization, and (c) to implement strict cost control measures throughout the Company. Additionally, the committee approved 18 operational, financial and administrative strategic objectives considered critical to the Company's success and to maximizing stockholder value. The Company has elected not to detail the individual items within the specified strategic corporate objectives as disclosure of such information could provide a competitive advantage to one or more of the Company's peers; however, the objectives were annualized for incentive purposes and were broad enough to have potential impact beyond 2000. To emphasize the growth objective, the committee approved a bonus potential above the 50 percent target if the Company acquired or brought under its management assets valued in excess of $1 billion while maintaining an acceptable debt-to-capitalization ratio of 45 percent or less. With the achievement of this important strategic objective and a very high achievement level of all other major specified objectives setting the stage for the Company's very successful year, the committee recommended and the full board of directors unanimously approved an incentive bonus payment well in excess of the targets set for executive officers participating in the corporate plan.

The CEO and the president are each eligible to receive an incentive bonus under a separate incentive compensation plan, which functions and is administered in the same way as the plan described above except that their performance goals are tied directly to the Company's annual financial and operational results, including the performance of the Company's common stock, all as compared to the results of a group of its peer companies. The goals include earnings, production, finding costs, reserves and ratio of debt to capitalization. The committee determined to pay the CEO and the president bonuses of 86.7 percent and 100 percent of base salary, respectively, in recognition of their leadership and for the Company's outstanding operational and financial achievements during 2000.

In addition to the Company's incentive compensation plans, the committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses (a) reflect the committee's decision to reward any executive whose extraordinary effort has substantially benefited the Company and its stockholders during the year, (b) are awarded only in exceptional circumstances, and (c) are in amounts relative to the benefit provided to the Company. No special achievement bonuses were paid or awarded during 2000 to any of the executive officers named in the Summary Compensation Table.

LONG-TERM INCENTIVES

Long-term incentives in forms relating to the Company's common stock serve to align the interests of executive officers with the Company's stockholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its common stock. In 2000, the Company's executive officers received stock option grants under the Company's 2000 Stock Option Plan, which does not include provisions allowing for the repricing of outstanding stock options. The grants of stock options made in 2000 to the Company's officers named in the Summary Compensation Table presented above are reflected in the Option/SAR Grants Table. Stock options and conditional grants awarded to executives are proportionate to each officer's base salary and benefit them only if stockholders also benefit from appreciating stock prices. Individual stock option grants (i) are targeted at the 50th percentile of similar plans maintained by comparable companies, taking into account options previously granted, (ii) vest over four years, and (iii) have an exercise price equal to the per share closing price of the Company's common stock on the date of grant.

In October 2000, the Company established the 2000 Share Appreciation Plan, under which conditional grants were made in December 2000 to essentially all regular, full time employees in the United States, Canada and Australia, including each of the executives named in the Summary Compensation Table. The conditional grants under the 2000 Share Appreciation Plan are intended to provide specific individual incentives toward achieving (i) significant price appreciation for the Company's common stock based on attainment of per share price goals of $100, $120 and $180 prior to January 1, 2005, and (ii) a separate goal, not tied to share price, of doubling production per share from the 2000 level during any quarter ended prior to January 1, 2005. Benefits are payable under the conditional grants only if one or more of the above-referenced share price goals and/or production goal are achieved.

In recognition of his past contributions and expected future contributions to the Company, Mr. Farris, the Company's president and chief operating officer, was granted a conditional stock award for a total of 100,000 shares of the Company's common stock in December 1998. The award is composed of five periodic installments, commencing on January 1, 1999 and on January 1st of each of the next four years (2000 through 2003). Each installment vests on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances), and is payable 40 percent in cash and 60 percent in the form of stock. To receive each installment, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates (see footnote 6 to the Summary Compensation Table presented above). In the event Mr. Farris elects to terminate his employment with the Company or his employment is terminated for cause, any unvested installments will be forfeited.

CHIEF EXECUTIVE OFFICER

Raymond Plank, the Company's CEO, directs Apache's intensive, on-going programs to monitor, analyze and respond creatively to the changes and new requirements in the oil and gas industry. His activities include leadership in implementing the Company's capital expenditure programs, and maintenance of sound business relationships with the management of many of the nation's large oil and gas companies. These relationships are important to Apache's strategic alliances and to its acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank has also been responsible for the Company's developing interest and successful exploration efforts going forward in international areas such as Egypt, Australia, Poland and China. As an active chief executive, he oversees all of the Company's major business units and guides and develops Apache's senior management. Reporting directly to Mr. Plank are the president and chief operating officer, the executive vice president and chief financial officer, and the senior vice president and general counsel.

Mr. Plank's base salary, incentive bonus and long-term incentives are determined in the same manner as is the compensation for the Company's other executive officers and are reflected in the Summary Compensation Table above. His last base salary adjustment was effective January 1, 1996, and his bonus paid in 2001 was based on the Company's 2000 performance, as discussed above. Mr. Plank, as the Company's most senior executive officer, prepares his personal goals in consultation with the committee and periodically reports to the committee on his progress toward achievement of those goals. Mr. Plank's employment agreement prohibits the reduction of his salary below a specified amount. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Mr. Plank's 2000 base salary was within the committee's percentile targets and took into account the following: Mr. Plank's active role in the Company's management and leadership of successful acquisitions; the Company's financial performance during 1999; the challenges and expectations for the Company in 2000; Mr. Plank's recognized stature as a spokesman for the oil and gas industry; and his role as a Company founder and his 46 years of service as the Company's senior executive officer. Mr. Plank's bonus paid in 2001 represented
86.7 percent of his base salary as noted above.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1995, the Internal Revenue Service issued final regulations implementing the legislation, with the regulations effective as of January 1, 1994. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in these final regulations. The committee continues to review the Company's compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company's compensation plans, if any, are appropriate.

Grants of stock options made under the Company's 1990 Stock Incentive Plan, 1995 Stock Option Plan and 1998 Stock Option Plan qualify as "performance-based" under the regulations. The Company's existing incentive compensation plans, special achievement bonuses, 2000 Stock Option Plan and 2000 Share Appreciation Plan do not currently meet the requirements of the regulations, although they are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company's goals, which in turn enhances stockholder value. While the committee cannot predict with certainty how the Company's compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to the Company's compensation plans that do not meet the requirements of the regulations will not result in any significant loss of tax deductions in the foreseeable future.

SUMMARY

According to information provided to the committee by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 2000 was competitive and slightly above the median for comparable companies. As shown on the Performance Graph following this report, the cumulative total return on the Company's common stock has substantially equaled or outperformed that of the Dow Jones Secondary Oil Index over the last five years. In view of the Company's competitive performance, the committee believes that its current executive compensation policy is successful in providing stockholders with talented, dedicated executives at competitive compensation levels.

March 14, 2001                          Management Development and Compensation
                                        Committee

                                        Frederick M. Bohen
                                        A. D. Frazier, Jr.
                                        John A. Kocur
                                        George D. Lawrence Jr.
                                        Mary Ralph Lowe

                               PERFORMANCE GRAPH

The following stock price performance graph is included in accordance with the SEC's executive compensation disclosure rules and is intended to allow stockholders to review the Company's executive compensation policies in light of corresponding stockholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1995 through December 31, 2000.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                    [GRAPH]

--------------------------------------------------------------------------------------------------------------------------
                                                 1995         1996         1997         1998         1999         2000
--------------------------------------------------------------------------------------------------------------------------
 Apache Corporation                              100          120          121           88          130          247
 S&P's Composite 500 Stock                       100          123          164          211          255          232
 DJ Secondary Oils Stock Index                   100          127          126           87          100          160

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Mr. Raymond Plank serves the Company under an employment agreement entered into in December 1975, amended and restated in December 1990 and amended in April 1996. The agreement has an undefined term and is terminable at will by the Company's board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank that pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, a total of $750,000 shall be paid (a) to his designee in equal monthly installments over ten years, or (b) if he has made no designation, in a lump sum to his estate.

Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he receives a current annual salary of $650,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and
(b) 50 percent of the maximum amount for which he qualified under the Company's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

On December 17, 1998, Mr. Farris was granted a conditional stock award, the basic provisions of which are discussed above in the footnotes to the Summary Compensation Table and under the caption "Long-Term Incentives" in the report on executive compensation. Under the terms of the agreement for this award, the vesting of one or more of the five periodic installments is subject to acceleration under specific circumstances. Those circumstances generally relate to (a) termination of Mr. Farris' employment other than for cause, (b) his death or total disability, (c) an individual other than Mr. Raymond Plank or Mr. Farris becoming the Company's chief executive officer, and (d) merger, acquisition or other "change-in-control" of the Company.

In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years, if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr., George D. Lawrence Jr. and Joseph A. Rice served on the management development and compensation committee of the Company's board of directors for all of 2000, and Mary Ralph Lowe was appointed as a member of the committee on May 4, 2000. Mr. Rice retired effective as of January 1, 2001.

Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits throughout his life.

Mr. Lawrence, a member of the committee since May 1997 and a director of the Company since May 1996, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. ("Phoenix"). See "Certain Business Relationships and Transactions." Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

George D. Lawrence Jr., a member of the Company's board of directors and the former president and chief executive officer of Phoenix, joined Apache's board in conjunction with the Company's acquisition of Phoenix by a merger (the "Merger") on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Merger consideration totaled $396.3 million, consisting of approximately 12,190,000 shares of Apache's common stock valued at $26.00 per share, $14.9 million of net value associated with Phoenix stock options assumed by Apache, and $64.5 million in cash.

Upon consummation of the Merger, Apache assumed Phoenix stock options that remained outstanding on May 20, 1996, including those granted to Mr. Lawrence pursuant to Phoenix's 1990 Employee Stock Option Plan. As of February 28, 2001, there is an option outstanding and exercisable by Mr. Lawrence covering a total of 18,750 shares of Apache common stock at an exercise price of $24.83 per share.

In the ordinary course of business, Apache paid to Maralo, LLC ("Maralo") during 2000 approximately $16,800 for Apache's proportionate share of workover costs and routine expenses relating to four oil and gas wells in which Apache owns interests and for which Maralo is operator. In connection with the December 1999 sale to Maralo of Apache's interests in certain oil and gas leases located in the Nash Draw Field, Eddy County, New Mexico, the Company paid approximately $8,700 to Maralo during 2000 for routine operating expenses, and Maralo paid approximately $16,700 in oil and gas revenues to Apache during 2000. Also during 2000, Maralo sub-leased certain office space from Apache, for which Maralo paid Apache approximately $103,000. Mary Ralph Lowe, a member of Apache's board of directors, is president, chief executive officer and the sole stockholder of Maralo.

In the ordinary course of business, Key Production Company, Inc. ("Key") paid to Apache during 2000 approximately $2.7 million for Key's proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to 392 oil and gas wells in which Key owns interests and of which Apache is the operator. Key received approximately $9.9 million in 2000 for its proportionate share of revenues from those interests, of which approximately $6.7 million was paid directly to Key by Apache or related entities. Apache paid to Key approximately $0.5 million during 2000 for Apache's proportionate share of drilling and workover costs, mineral interests and routine expenses related to 18 oil and gas wells in which Apache owns interests and for which Key is the operator. Apache received approximately $0.8 million in 2000 for its proportionate share of revenues from such interests. F. H. Merelli, a member of the Company's board of directors, is chairman of the board and chief executive officer of Key.

During 2000, Apache paid to Shaker Mountain Energy Associates LLC approximately $23,000 for consulting services related to the Company's business activities in Egypt. Charles J. Pitman, a member of the Company's board of directors, is the sole member of Shaker Mountain Energy Associates.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP was the Company's independent public accounting firm for the fiscal year 2000 and has been selected to continue in that capacity for 2001. Representatives of Arthur Andersen will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Arthur Andersen provided various services to Apache during 2000. The aggregate fees for each of the following types of services are set forth below:

                        DESCRIPTION                            AMOUNT
                                                              (IN THOUSANDS)
  Audit(1)                                                        $1,259
  Financial information systems design and implementation             --
  All other(2)                                                     2,740

(1) Audit fees represent services provided in connection with the audit of Apache's consolidated financial statements for the year ended December 31, 2000 (including annual report to stockholders) and quarterly reviews of financial information included in Form 10-Q filings during that year.

(2) All other fees represent services incurred during 2000 related to, among other things, audits of employee benefit plans, registration statements (including procedures performed upon reissuance of auditors' report) and related comfort letters to underwriters, tax return preparation assistance and tax-related consultation, acquisition due diligence and structuring-related consultation, and assisting the Company with its evaluation of the potential effects of various proposed accounting standards.

The audit committee of the Company's board of directors reviews summaries of the services provided by Arthur Andersen and the related fees, and has taken into consideration whether the provision of non-audit services by Arthur Andersen is compatible with maintaining auditor independence.

                             STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company's bylaws. Should a stockholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the SEC, it must be received by the Company's corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 30, 2001.

                            SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company's common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $7,500, plus expenses. All costs of the solicitation will be borne by the Company.

                                         By order of the Board of Directors
                                         APACHE CORPORATION

                                         /s/ C. L. PEPER
                                         C. L. PEPER
                                         Corporate Secretary

NOTE: STOCKHOLDERS ARE REQUESTED TO PROMPTLY VOTE THEIR SHARES USING ONE OF THE
      METHODS EXPLAINED ON PAGE 2 OF THIS PROXY STATEMENT.

                                                                      APPENDIX A

                               APACHE CORPORATION
                            AUDIT COMMITTEE CHARTER

     I. Purposes of the Audit Committee: The purposes of the audit committee are to assist the board of directors:

       (a) in its oversight of the corporation's accounting and financial reporting principles and policies and internal audit controls and procedures;

       (b) in its oversight of the corporation's financial statements and the independent audit thereof;

       (c) in selecting (or nominating the outside auditors to be proposed for stockholder approval in any proxy statement), evaluating and, where deemed appropriate, replacing the outside auditors; and

       (d) in evaluating the independence of the outside auditors.

            The function of the audit committee is oversight. The management of the corporation is responsible for the preparation, presentation and integrity of the corporation's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the audit committee are not full-time employees of the corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the audit committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the audit committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the corporation that it receives information from and (ii) the accuracy of the financial and other information provided to the audit committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the board of directors).

            The outside auditors for the corporation are ultimately accountable to the board of directors (as assisted by the audit committee). The board of directors, with the assistance of the audit committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for stockholder approval in the proxy statement).

            The outside auditors shall submit to the corporation annually a formal written statement delineating all relationships between the outside auditors and the corporation ("Statement as to Independence"), addressing at least the matters set forth in Independence Standard No. 1 of the Independence Standards Board.

   II. Meetings of the Audit Committee: The audit committee shall meet four times annually, or more frequently if circumstances dictate, to discuss with management the annual audited

                                     Page A-1
       financial statements and quarterly financial statements (and quarterly financial results.) In addition to such meetings of the audit committee as may be required to discuss the matters set forth in Article III below, the audit committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the audit committee or any of these persons or firms believe should be discussed privately. The audit committee may request any officer or employee of the corporation or the corporation's outside counsel or outside auditors to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee. Members of the audit committee may participate in a meeting of the audit committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

  III. Duties and Powers of the Audit Committee: To carry out its purposes, the audit committee shall have the following duties and powers:

       (a)  With respect to the outside auditors:

          (i) to provide advice to the board of directors in selecting, evaluating or replacing outside auditors;

          (ii) to review the fees charged by the outside auditors for audit and non-audit services;

          (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the corporation's outside auditors and to recommend that the board of directors take appropriate action in response to such Statement to satisfy itself of the outside auditors' independence; and

          (iv) to instruct the outside auditors that the outside auditors are ultimately accountable to the board of directors and audit committee.

       (b)  With respect to the internal auditing department:

          (i) to review the appointment and replacement of the director of the internal auditing department; and

          (ii) to advise the director of the internal auditing department that he or she is expected to provide to the audit committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto.

       (c) With respect to financial reporting principles and policies and internal audit controls and procedures:

          (i) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the audit committee a timely analysis of significant financial reporting issues and practices;

          (ii) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the audit committee by the outside auditors required by or referred to in Statement of Auditing

                                     Page A-2

                Standards No. 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

              - deficiencies noted in the audit in the design or operation of internal controls;

              -    consideration of fraud in a financial statement audit;

              -    detection of illegal acts;

              - the outside auditor's responsibility under generally accepted auditing standards;

              -    significant accounting policies;

              -    management judgments and accounting estimates;

              -    adjustments arising from the audit;

              - the responsibility of the outside auditor for other information in documents containing audited financial statements;

              -    disagreements with management;

              -    consultation by management with other accountants;

              - major issues discussed with management prior to retention of the outside auditor;

              - difficulties encountered with management in performing the audit; and

              - reviews of interim financial information conducted by the outside auditor;

          (iii) to meet with management and the outside auditors to discuss the quality of the corporation's accounting principals;

          (iv) to meet with management, the director of the internal auditing department and/or the outside auditors:

              -    to discuss the scope of the annual audit;

              - to review and discuss the corporation's annual and quarterly financial statements;

              - to discuss any significant matters arising from any audit or report or communication referred to in items (b)(ii) or
                   (c)(ii) above, whether raised by management, the internal auditing department or the outside auditors, relating to the corporation's financial statements;

              - to review the form of opinion the outside auditors propose to render to the board of directors and stockholders;

              - to discuss significant changes to the corporation's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the internal auditing department or management; and

              - to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

          (v) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as

                                     Page A-3
               amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

          (vi) to discuss with the corporation's General Counsel and management any significant legal matters that may have a material effect on the financial statements, the corporation's compliance policies, including material notices to or inquiries received from governmental agencies.

       (d) With respect to reporting and recommendations:

          (i) to prepare any report, including any recommendation of the audit committee, required by the rules of the Securities and Exchange Commission to be included in the corporation's annual proxy statement;

          (ii) to review this Charter at least annually, recommend any changes to the full board of directors for approval and have the document published as required by the rules of the Securities and Exchange Commission; and

          (iii) to report its activities to the full board of directors on a regular basis and to make such recommendations with respect to the above and other matters as the audit committee may deem necessary or appropriate.

  IV. Resources and Authority of the Audit Committee: The audit committee shall have the resources and authorities appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                                     Page A-4

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                                  MAY 3, 2001

                              AND PROXY STATEMENT







                                 [APACHE LOGO]



                              ONE POST OAK CENTRAL

                       2000 POST OAK BOULEVARD, SUITE 100

                           HOUSTON, TEXAS 77056-4400

                                                (LOGO)Printed on recycled paper.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               APACHE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                              Thursday, May 3, 2001
                                   10:00 a.m.

                          Doubletree Hotel at Post Oak
                             2001 Post Oak Boulevard
                                 Houston, Texas









--------------------------------------------------------------------------------



                         APACHE CORPORATION - 2001 PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints G. Steven Farris, John A. Kocur and George D. Lawrence Jr. as Proxies, with the power of substitution, and authorizes them to represent the undersigned at the annual meeting of stockholders to be held May 3, 2001, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 14, 2001, as designated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS.




                    See reverse side for voting instructions.

                                                  ------------------------------
                                                     COMPANY #
                                                     CONTROL #
                                                  ------------------------------

THERE ARE THREE WAYS TO VOTE YOUR PROXY


YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY TELEPHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on May 2, 2001.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

o    Follow the simple instructions provided.

VOTE BY INTERNET - http://www.eproxy.com/apa/ - QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on May 2, 2001.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Apache Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.




                              IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                                                  o Please detach here o


                                         THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

1.   Election of directors -- director nominees:
         01   Eugene C. Fiedorek            04   Charles J. Pitman      [ ]   Vote FOR          [ ]   Vote WITHHELD
         02   Mary Ralph Lowe               05   Raymond Plank                all nominees            from all nominees
         03   F. H. Merelli                                                   (except as marked)

                                                                                -----------------------------------------------
(Instructions:  To  withhold  authority  to vote for any  individual  nominee, write the number(s) of the nominee(s) in the box to the right.)
                                                                                -----------------------------------------------

2. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED
ENVELOPE.

Address Change?  Mark Box     [ ]                                                 Date
                                                                                      -----------------------------------------
Indicate change below:
                                                                                -----------------------------------------------


                                                                                -----------------------------------------------
                                                                                Signature(s) In Box
                                                                                Please sign exactly as your name(s) appear on Proxy.
                                                                                If held in joint tenancy, all persons must sign.
                                                                                Trustees, administrators, etc. should include title
                                                                                and authority. Corporations should provide full name
                                                                                of corporation and title of authorized officer
                                                                                signing the proxy.